EXHIBIT 21

                                 SUBSIDIARIES OF
                        ALLBRITTON COMMUNICATIONS COMPANY

KATV, LLC

KTUL, LLC

WSET, Incorporated

Allfinco, Inc.

Harrisburg Television, Inc.

TV Alabama, Inc.

WCIV, LLC

Allbritton Television Productions, Inc.

ACC Licensee, Inc.

Capitol News Company, LLC

The state of incorporation/formation for each of the subsidiaries listed above is Delaware.